Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

First quarter worldwide net sales totaled $225 million

Gross margin of 59.9%

First quarter operating income of $12 million and operating margin of 5.4%; constant currency adjusted operating income of $10 million and constant currency adjusted operating margin of 4.4%

Reiterates 2026 outlook

Richardson, TX, May 13, 2026 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the first quarter ended April 4, 2026.

“We are pleased to begin the year with outperformance on the top and bottom line, fueled by strong execution against our turnaround and healthy watch industry trends,” said Franco Fogliato, CEO. “Strong consumer response to our product innovation and compelling brand storytelling drove notable performance across channels, core brands and key geographies. We remain confident in our full year outlook, including a return to top line growth in the fourth quarter, and believe our proven strategies and structural advantages position us to drive long-term profitable growth and value creation.”

First Quarter 2026 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $224.8 million, a decrease of 3.6% on a reported basis and 6.5% in constant currency compared to $233.3 million in the first quarter of fiscal 2025. Sales were unfavorably impacted by 690 basis points as a result of the fiscal 2026 first quarter including 13 weeks as compared to 14 weeks in the prior year quarter. Our store rationalization initiatives and declines in our smartwatch sales comprised approximately 280 basis points of the sales decline in the first quarter. Net sales, in constant currency, declined 14% in Europe, 3% in the Americas, and 1% in Asia. Wholesale sales increased 5% while our direct to consumer sales decreased 29%, each on a constant currency basis. Within our direct to consumer channels, comparable retail sales declined 15%. In our major product categories, traditional watch sales were approximately flat in constant currency in the first quarter compared to the prior year period. The leathers category decreased 41% and jewelry sales declined 14% in constant currency during the first quarter. From a brand lens, ARMANI EXCHANGE, MICHAEL KORS and DIESEL increased while FOSSIL brand sales in constant currency decreased 17% in the first quarter.

•Gross profit totaled $134.7 million compared to $143.0 million in the first quarter of 2025. Gross margin decreased 140 basis points to 59.9% versus 61.3% a year ago. The year-over-year decrease in the first quarter as compared to the prior year primarily reflects increased tariffs and the accelerated timing of licensed brand minimum royalty recognition. This decrease was partially mitigated by tariff refund claims recorded during the current year, which contributed positively to the margin by $4.0 million, including $2.8 million related to tariffs incurred in fiscal year 2025.

•Operating expenses totaled $122.7 million, down 18.1% compared to the prior year period. As a percentage of net sales, operating expenses were 54.6% in the first quarter of 2026 compared to 64.2% in the prior year first quarter. Operating expenses in the first quarter of 2026 included $2.0 million of restructuring costs, primarily related to employee costs and professional services, while operating expenses in the first quarter of 2025 included $15.8 million of restructuring costs. SG&A expenses were $120.6 million, down 9.9% compared to the first quarter of 2025. As a percentage of net sales, SG&A expenses were 53.6% in the first quarter of 2026 compared to 57.4% in the prior year first quarter, largely driven by cost reductions and efficiencies gained through our restructuring programs. SG&A also benefited from tariff refund claims recorded during the first quarter, decreasing SG&A by $0.9 million, including $0.8 million related to tariffs incurred in fiscal year 2025.

•Operating income (loss) was $12.0 million compared to ($6.7) million in the first quarter of 2025. Operating margin of 5.4% in the first quarter of 2026 compared to (2.9)% in the prior year first quarter. Constant currency adjusted operating income totaled $9.5 million compared to adjusted operating income of $9.2 million in the first quarter of 2025. Constant currency adjusted operating margin was 4.4% in the first quarter of 2026 compared to adjusted operating margin of 3.9% in the prior year first quarter.

•Interest expense was $8.5 million compared to $4.5 million in the first quarter of 2025 due to increased debt issuance cost amortization, higher debt balances and increased interest rates.

•Other income (expense) was income of $1.2 million compared to expense of $3.3 million in the first quarter of 2025, reflecting net currency gains in the first quarter of 2026 as compared to net currency losses in the prior year first quarter.

•Income (loss) before income taxes was $4.8 million compared to $(14.5) million in the first quarter of 2025.

•Adjusted EBITDA was $14.5 million, or 6.5% of net sales in the first quarter of 2026 and $9.1 million, or 3.9% in the prior year period.

•Provision (benefit) for income taxes was an expense of $5.4 million, resulting in an effective income tax rate of 114.2% compared to an expense of $3.4 million and an effective tax rate of (23.3)% in the prior year. The effective tax rate in the first quarter of 2026 differed from the prior year first quarter primarily due to a change in the Company’s global mix of earnings.

•Net loss totaled $0.8 million with net loss per diluted share of $0.01, which compares to a net loss of $17.6 million and net loss per diluted share of $0.33 in the prior year period. Adjusted net loss for the first quarter was $1.9 million with adjusted net loss per diluted share of $0.03 compared to adjusted net loss of $5.0 million with adjusted net loss per diluted share of $0.10 in the prior year period. During the first quarter of 2026, currencies favorably affected net loss per diluted share by approximately $0.10.

Balance Sheet Summary

As of April 4, 2026, the Company had total liquidity of $109.5 million, including $81.4 million of cash and cash equivalents and $28.1 million of availability under its revolving credit facility. Inventories at the end of the first quarter of 2026 totaled $156.1 million, a decrease of 14.3% versus a year ago. Total debt was $195.3 million.

Financial Outlook

The Company reiterated the following financial guidance for full year 2026:

•Worldwide net sales to decline 4% to 6%, with a return to growth in the fourth quarter
•Adjusted operating margin(1) in the range of 3% to 5%
•Free cash flow break-even(2)

Worldwide net sales and adjusted operating margin guidance exclude impacts from foreign currency.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

(2) Free cash flow is a non-GAAP financial measure, defined as net cash from operating activities less net cash used in investing activities. A corresponding reconciliation of free cash flow to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort.

Conference Call Information

Fossil Group will host a conference call to discuss these results at 5:00 p.m. Eastern Time today, May 13, 2026. A live webcast of the conference call will be available on the investor relations section of Fossil Group’s website at https://www.fossilgroup.com/investors and will also be archived for replay.

Safe Harbor

This press release and related statements by our management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include, without limitation, statements regarding our current assumptions, projections and expectations about our business, financial outlook, Turnaround Plan and future events. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the expectations of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, projections, estimates, or performance outlook, whether as a result of new information, future events, or otherwise. Factors that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s most recent Annual Report on Form 10-K, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: increased political uncertainty; acts of war, military actions or acts of terrorism; the effect of worldwide economic conditions; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; government regulation and tariffs; risks related to the success of our Turnaround Plan and goals; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; the termination or non-renewal of significant license agreements; loss or shut down of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; impact of any minimum royalty commitments in excess of royalties payable on actual sales; risks related to foreign operations and manufacturing; the effect of any pandemic; changes in the costs of materials and labor; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation. Readers of this press release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, Michael Kors, Skechers and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 14 Weeks Ended
($ in millions, except per share data):	April 4, 2026	April 5, 2025
Net sales	$224.8	$233.3
Cost of sales	90.1	90.3
Gross profit	134.7	143.0
Gross margin (% of net sales)	59.9%	61.3%
Operating expenses:
Selling, general and administrative expenses	120.6	133.8
Other long-lived asset impairments	0.1	0.1
Restructuring charges	2.0	15.8
Total operating expenses	$122.7	$149.7
Total operating expenses (% of net sales)	54.6%	64.2%
Operating income (loss)	12.0	(6.7)
Operating margin (% of net sales)	5.4%	(2.9)%
Interest expense	8.5	4.5
Other income (expense) - net	1.3	(3.3)
Income (loss) before income taxes	4.8	(14.5)
Provision for income taxes	5.4	3.4
Less: Net income attributable to noncontrolling interest	0.2	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(0.8)	$(17.6)
Earnings per share:
Basic	$(0.01)	$(0.33)
Diluted	$(0.01)	$(0.33)
Weighted average common shares outstanding:
Basic	58.4	53.3
Diluted	58.4	53.3

Consolidated Balance Sheet Data ($ in millions):	April 4, 2026	April 5, 2025
Assets:
Cash and cash equivalents	$81.4	$78.3
Accounts receivable - net	116.8	124.6
Inventories	156.1	182.1
Other current assets	81.6	97.5
Total current assets	435.9	482.5
Property, plant and equipment - net	32.5	40.2
Operating lease right-of-use assets	120.0	117.3
Intangible and other assets - net	66.1	46.0
Total long-term assets	218.6	203.5
Total assets	$654.5	$686.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$251.0	$250.3
Short-term debt	2.3	12.3
Total current liabilities	253.3	262.6
Long-term debt	193.0	167.2
Long-term operating lease liabilities	104.4	109.8
Other long-term liabilities	20.6	22.0
Total long-term liabilities	318.0	299.0
Stockholders’ equity	83.2	124.4
Total liabilities and stockholders’ equity	$654.5	$686.0

Constant Currency Financial Information

The following tables present the Company’s business segment and product net sales, gross profit and selling, general and administrative expenses on a constant currency basis which are non-GAAP financial measures. To calculate these items on a constant currency basis, net sales, gross profit and selling, general and administrative expenses for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 weeks ended April 4, 2026			For the 14 weeks ended April 5, 2025
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$96.8	$(1.8)	$95.0	$97.7
Europe	71.5	(5.4)	66.1	77.3
Asia	56.0	0.6	56.6	57.4
Corporate	0.5	(0.1)	0.4	0.9
Total net sales	$224.8	$(6.7)	$218.1	$233.3

Product Categories:
Watches:
Traditional watches	$188.8	$(5.1)	$183.7	$184.6
Smartwatches	1.7	—	1.7	4.0
Total watches	$190.5	$(5.1)	$185.4	$188.6
Leathers	10.6	(0.4)	10.2	17.2
Jewelry	20.1	(1.0)	19.1	22.3
Other	3.6	(0.2)	3.4	5.2
Total net sales	$224.8	$(6.7)	$218.1	$233.3

	For the 13 weeks ended April 4, 2026			For the 14 weeks ended April 5, 2025
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Gross profit	$134.7	$(4.5)	$130.2	$143.0
Selling, general and administrative expenses	$120.6	$(3.5)	$117.1	$133.8

Adjusted EBITDA, Adjusted operating income (loss), Constant Currency Adjusted Operating Income (Loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, adjusted operating income (loss), constant currency adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share are non-GAAP financial measures. We define adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus IEEPA refund claims for tariffs incurred in the prior year, interest income and gains on asset divestitures. We define adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense, IEEPA refund claims for tariffs incurred in the prior year and gains on asset divestitures. We define constant currency adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense, IEEPA refund claims for tariffs incurred in the prior year and gains on asset divestitures and excluding the effects of foreign currency exchange rate fluctuations. We define adjusted net income (loss) and adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense, IEEPA refund claims for tariffs incurred in the prior year, gains on asset divestitures and unamortized debt issuance costs included in loss on extinguishment of debt. We have included adjusted EBITDA, adjusted operating income (loss), constant currency adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of adjusted EBITDA, adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2025			Fiscal 2026
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$4.1	$(32.1)	$(7.3)	$4.8	$(30.5)
Plus:
Interest expense	4.3	4.2	7.3	8.5	24.3
Amortization and depreciation	3.0	3.3	3.3	1.8	11.4
Other long-lived asset impairments	—	0.5	1.0	0.1	1.6
Other non-cash charges	(0.5)	0.2	(0.8)	0.3	(0.8)
Stock-based compensation	0.6	0.6	0.5	0.7	2.4
Restructuring expense	7.3	6.8	10.7	2.0	26.8
Loss on extinguishment of debt	—	1.7	1.4	—	3.1
Less:
IEEPA tariff refund claims	—	—	—	3.6	3.6
Gains on asset divestitures	11.5	—	—	—	11.5
Interest income	0.3	0.2	0.3	0.1	0.9
Adjusted EBITDA	$7.0	$(15.0)	$15.8	$14.5	$22.4

	Fiscal 2024			Fiscal 2025
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(36.6)	$(25.8)	$(25.2)	$(14.5)	$(102.1)
Plus:
Interest expense	4.1	4.9	4.9	4.5	18.4
Amortization and depreciation	3.9	3.8	3.8	3.4	14.9
Impairment expense	0.6	1.0	0.6	—
Other long-lived asset impairments	—	—	—	0.1	0.1
Other non-cash charges	0.1	(0.5)	3.7	0.2	3.5
Stock-based compensation	0.6	0.6	0.7	0.6	2.5
Restructuring expense	16.7	4.8	28.2	15.8	65.5
Restructuring cost of sales	—	—	7.5	—	7.5
Less:
Gains on asset divestitures	—	3.3	—	—	3.3
Interest income	1.1	1.1	1.1	1.0	4.3
Adjusted EBITDA	$(11.7)	$(15.6)	$23.1	$9.1	$6.0

The following tables reconcile both Adjusted operating income (loss) and Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended April 4, 2026
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	IEEPA Tariff Refund Claims	As Adjusted Reported Currency	Impact of Foreign Currency Exchange Rates	Constant Currency As Adjusted
Operating income (loss)	$12.0	$0.1	$2.0	$(3.6)	$10.5	$(1.0)	$9.5
Operating margin (% of net sales)	5.4%				4.7%		4.4%
Interest expense	8.5	—	—	—	8.5
Other income (expense) - net	1.2	—	—	—	1.2
Income (loss) before income taxes	4.8	0.1	2.0	(3.6)	3.3
Provision (benefit) for income taxes	5.4	—	0.4	(0.8)	5.0
Less: Net income attributable to noncontrolling interest	0.1	—	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(0.8)	$0.1	$1.6	$(2.8)	$(1.9)
Diluted earnings (loss) per share	$(0.01)	$—	$0.03	$(0.05)	$(0.03)

	For the 14 Weeks Ended April 5, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted Reported Currency
Operating income (loss)	$(6.7)	$0.1	$15.8	$9.2
Operating margin (% of net sales)	(2.9)%			3.9%
Interest expense	4.5	—	—	4.5
Other income (expense) - net	(3.3)	—	—	(3.3)
Income (loss) before income taxes	(14.5)	0.1	15.8	1.4
Provision (benefit) for income taxes	3.4	—	3.3	6.7
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(17.6)	$0.1	$12.5	$(5.0)
Diluted earnings (loss) per share	$(0.33)	$—	$0.23	$(0.10)

Store Count Information

	April 5, 2025	Opened	Closed	April 4, 2026
Americas	102	0	10	92
Europe	55	0	8	47
Asia	63	1	10	54
Total stores	220	1	28	193

END OF RELEASE